Exhibit 4.25

DATE: 6 FEBRUARY 2023
DEED OF AMENDMENT TO THE 28 SEPTEMBER 2018 FRAMEWORK AGREEMENT

CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 F +44 20 7367 2000 cms.law

THIS DEED is made on 6 February 2023 between:

(1)	NATIONAL WESTMINSTER BANK PLC (registered number 929027) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (the “Principal Employer”); and
(2)	NATWEST PENSION TRUSTEE LIMITED (registered number 2726164) whose registered office is at 250 Bishopsgate, London, England, EC2M 4AA (the “Trustee”)

INTRODUCTION

(A)

This Deed is supplemental to a Framework Agreement dated 28 September 2018 made between the Principal Employer, the Trustee (formerly called RBS Pension Trustee Limited), NatWest Group plc (formerly called The Royal Bank of Scotland Group plc), NatWest Holdings Limited, The Royal Bank of Scotland plc, NatWest Markets plc, The Royal Bank of Scotland International Limited, Coutts & Company and Chartered Institute of Bankers in Scotland (the “Framework Agreement”).

(B)

The Principal Employer and the Trustee entered into non-legally binding heads of terms dated 9 January 2023 and the parties wish to amend the Framework Agreement to reflect those terms. Clause 12 of the Framework Agreement states that it may be amended by written agreement of the Principal Employer and the Trustee.

(C)	The words defined in the Framework Agreement shall have the same meaning in this Deed.

OPERATIVE PROVISIONS

1.	The Principal Employer and the Trustee in exercise of the powers conferred by Clause 12 of the Framework Agreement amend the Framework Agreement with effect from the date of this Deed.
2.	In Clause 1 (Interpretation), the following definition shall be added between the definitions for Release Date and RBSI Transferring Members:

“Reservoir Trust means the NatWest Pension Reservoir Trust to be established by a trust deed between the Trustee and Principal Employer (as beneficiaries (or such other persons as they may agree)) and the first trustee of the Reservoir Trust under which amounts otherwise payable to the Main Section are instead held on trust (or other appropriate vehicle agreed between the Trustee and Principal Employer) on terms such that amounts may be returned to the Principal Employer (or another company in the same NatWest group of companies as the Principal Employer) or paid to the Main Section in accordance with a contractual agreement between the Trustee and Principal Employer.”

3.	Delete the first two sentences of Clause 7.2 and replace with the following:

“The Bank Group and the Trustee agree that the Bank Group shall (i) pay to the Main Section (or procure payment of), or (ii) on terms agreed with the Trustee, pay into a Reservoir Trust (or procure payment of), a proportion of any amounts to be distributed to the NatWest Group plc (formerly the Royal Bank of Scotland Group plc) shareholders (ordinary or special dividends or share buy-backs). Such amounts are potentially payable for a period of up to 1 January 2040 and subject to an annual cap each calendar year in the payment to the Main Section (or, if agreed to a Reservoir Trust) of £500 million and an overall aggregate amount of £1,500 million in total.”

4.	Delete the heading in the third column of the table in Clause 7.2 and replace with the following:

“Amounts to be paid as contributions to the Main Section (or if agreed, to a Reservoir Trust)”

5.	Insert a new sentence at the end of the second row in the third column of the table in Clause 7.2 as follows:

“To be paid no later than 90 days after any relevant distribution to shareholders is paid, unless the Trustee and the Principal Employer agree a later date.”

6.	Delete Clause 7.3 and replace with the following:

“For the avoidance of doubt, where the Bank Group pays any amount to the Main Section (or if agreed to a Reservoir Trust) at its discretion (i.e. in addition to the amount described in Clause 7.2 above), that amount shall count towards the expected level of £1,500 million. Further for the avoidance of doubt, where the Bank Group pays any amount to the Reservoir Trust, that amount shall count towards the £1,500 million total notwithstanding if (in accordance with the terms of the Reservoir Trust) any part of that amount is returned to the Bank Group. For the avoidance of doubt, where the Trustee has entered into documentation establishing the Reservoir Trust, it shall be deemed to have consented to the payment of amounts under this Clause 7 to the Reservoir Trust.”

7.	Delete Clause 7.4.

This Deed may be executed in any number of counterparts which taken together shall constitute one document, and any party may execute this Deed by signing any one or more of such counterparts.

The parties have executed this document as a deed on the date set out above.

Executed as a deed by	)
NATIONAL WESTMINSTER BANK PLC	)	/s/ Katie Murray
Acting by Katie Murray, a director in the presence of:	) )
/s/ Kirsty Byram
Signature of Witness Full name: Kirsty Byram Address: 250 Bishopsgate
London
EC2M 4AA

Executed as a deed by	)
NATWEST PENSION TRUSTEE LIMITED	)	/s/ Joanna Matthews
on being signed by:	)	Director
Joanna Matthews	)
and Wendy Tavendale	)	/s/ Wendy Tavendale
Director/Secretary